Exhibit 99.2

Report of Independent Auditors

To the Board of Directors and Stockholders of Marathon Petroleum Corporation

We have audited the accompanying combined financial statements of the Speedway Business of Marathon Petroleum Corporation, which comprise the combined balance sheets as of December 31, 2019 and 2018, and the related combined statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2019.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Speedway Business of Marathon Petroleum Corporation as of December 31, 2019 and 2018 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio
June 11, 2020, except for the effects of the revision discussed in Note 1 to the combined financial statements, as to which the date is January 25, 2021

Speedway Business of Marathon Petroleum Corporation
Combined Statements of Income

(Millions of dollars)	2019	2018	2017
Sales(a)	$26,557	$21,946	$19,036
Equity method investment income	82	74	69
Diesel branding agreement income	28	—	—
Total sales and other operating income	26,667	22,020	19,105
Cost of sales(a)(b)	22,484	18,862	16,389
Operating, general and administrative expenses(c)	2,809	2,090	1,775
Depreciation and amortization	414	321	274
Income from operations	960	747	667
Other income, net	38	23	27
Interest expense, net	7	1	1
Interest expense, net – related party	111	116	112
Income before income taxes	880	653	581
Income tax expense	221	170	44
Net income	$659	$483	$537

(a) The 2019 and 2018 periods reflect an election to present certain taxes on a net basis concurrent with our adoption of Accounting Standard Update (“ASU”) 2014-09, Revenue—Revenue from Contracts with Customers. See Note 3 for further information. Sales in 2019, 2018 and 2017 include excise taxes of $3,383, $2,829 and $2,893, respectively.
(b) Cost of sales includes related party purchases. See Note 6 for further information. Cost of sales excludes depreciation and amortization, which are reflected in a separate line item.
(c) Operating, general and administrative expenses exclude depreciation and amortization, which are reflected in a separate line item.

See accompanying notes to combined financial statements.

Speedway Business of Marathon Petroleum Corporation
Combined Statements of Comprehensive Income

	2019	2018	2017
(Millions of dollars)
Net income	$659	$483	$537
Other comprehensive income (loss):
Change in pension and other postretirement defined benefit plans, net of tax benefit (expense) of ($2), $2 and $1, respectively	4	(6)	(3)
Other, net of tax benefit (expense) of $1, ($1) and $1, respectively	(1)	5	(1)
Other comprehensive income (loss)	$3	$(1)	$(4)
Comprehensive income	$662	$482	$533

See accompanying notes to combined financial statements.

Speedway Business of Marathon Petroleum Corporation
Combined Balance Sheets

	December 31,
(Millions of dollars)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$165	$212
Receivables, net	246	235
Inventories, net	443	441
Other current assets	28	62
Total current assets	882	950
Equity method investments	330	341
Property, plant and equipment, net	4,720	4,557
Goodwill	4,448	4,362
Operating lease assets(a)	653	—
Intangible assets, net of amortization	145	285
Other noncurrent assets	25	29
Total assets	$11,203	$10,524
Liabilities and Equity
Current liabilities:
Accounts payable	$428	$407
Accounts payable—related parties	35	19
Accrued interest—related party	28	28
Notes payable, current portion—related party	—	387
Operating lease liabilities(a)	91	—
Other current liabilities	458	430
Total current liabilities	$1,040	$1,271
Long-term finance lease liabilities	98	89
Notes payable—related party	1,750	1,750
Deferred income taxes	519	461
Long-term operating lease liabilities(a)	575	—
Other long-term liabilities	136	231
Total liabilities	$4,118	$3,802
Commitments and contingencies (see Note 17)
Equity:
Parent company investment	7,084	6,724
Accumulated other comprehensive income / (loss)	1	(2)
Total equity	7,085	6,722
Total liabilities and equity	$11,203	$10,524
(a) We adopted Accounting Standard Update (“ASU”) No. 2016-02, Leases as of January 1, 2019. See Note 3 for further information.

See accompanying notes to combined financial statements.

Speedway Business of Marathon Petroleum Corporation
Combined Statements of Changes in Equity

(Millions of dollars)	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance, December 2016	$2,017	$3	$2,020
Net income	537	—	537
Other comprehensive income (loss), net	—	(4)	(4)
Transfers (to) from Parent:
Settlement of notes payable to Parent	25	—	25
Other transfers (to) from Parent, net	(315)	—	(315)
Net transfers (to) from Parent	(290)	—	(290)
Balance, December 2017	$2,264	$(1)	$2,263
Net income	483	—	483
Other comprehensive income (loss), net	—	(1)	(1)
Transfers (to) from Parent:
Settlement of notes payable to Parent	50	—	50
Acquisitions funded by Parent	4,428	—	4,428
Other transfers (to) from Parent, net	(501)	—	(501)
Net transfers (to) from Parent	3,977	—	3,977
Balance, December 2018	$6,724	$(2)	$6,722
Net income	659	—	659
Other comprehensive income (loss), net	—	3	3
Transfers (to) from Parent:
Settlement of notes payable to Parent	387	—	387
Acquisitions funded by Parent	86	—	86
Other transfers (to) from Parent, net	(772)	—	(772)
Net transfers (to) from Parent	(299)	—	(299)
Balance, December 2019	$7,084	$1	$7,085
See accompanying notes to combined financial statements.

Speedway Business of Marathon Petroleum Corporation
Combined Statements of Cash Flows

(Millions of dollars)	2019	2018	2017
Cash flows from operating activities
Net income	$659	$483	$537
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	414	321	274
(Gain) / loss on disposal of assets	(29)	(17)	(14)
Deferred income taxes	67	110	(106)
(Income) loss from equity method investments	(82)	(74)	(69)
Distributions from equity method investments	94	61	40
Stock-based compensation	8	7	5
Others, net	6	(10)	8
Changes in operating assets and liabilities net of effects of businesses acquired:
Receivables	(11)	82	24
Inventories	2	(41)	(6)
Accounts payable and accrued expenses	22	23	22
Accounts payable and accrued expenses – related party	16	(11)	—
Right of use assets and operating lease liabilities, net	9	—	—
Other, net	(1)	10	(3)
Net cash provided by operating activities	1,174	944	712
Cash flows from investing activities
Additions to property, plant and equipment	(544)	(389)	(384)
Proceeds from sales of property, plant and equipment	80	32	43
Contribution to equity method investee	—	—	(16)
Net cash used in investing activities	(464)	(357)	(357)
Cash flows from financing activities
Payments of finance leases	(6)	(2)	—
Transfers (to)/from Parent, net	(781)	(509)	(320)
Net cash (used in) provided by financing activities	(787)	(511)	(320)
Net increase (decrease) in cash and cash equivalents	(77)	76	35
Cash, cash equivalents and restricted cash at beginning of year	242	166	131
Cash, cash equivalents and restricted cash at end of year	$165	$242	$166
Less: Restricted cash	—	30	—
Cash and cash equivalents at end	$165	$212	$166
Supplemental cash flow disclosures
Interest paid	111	116	112
See accompanying notes to combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Description of Business
The accompanying combined financial statements and notes present the combined statements of income, financial position, and cash flows of the Speedway business (“Speedway”, “the Company”, “we”, “us”, “our”) of Marathon Petroleum Corporation (“MPC” or “Parent”).
Speedway owns and operates a chain of convenience stores across the United States, with approximately 3,900 locations. Our convenience stores sell transportation fuels and a wide variety of food and merchandise for our “on-the-go” customers, including beverages, snacks, prepared and pre-packaged foods, health and beauty products, tobacco products and general convenience items. Speedway also owns a 29 percent interest in PFJ Southeast LLC (“PFJ Southeast”), a joint venture between Speedway and Pilot Travel Centers LLC (“PTC”) with 125 travel center locations primarily in the Southeast United States. Additionally, Speedway and PTC entered into a diesel fuel branding agreement effective October 1, 2019 in which PTC agreed to supply, price and sell diesel fuel at certain Speedway and PTC locations with both companies agreeing to share in the diesel fuel margins. At December 31, 2019, this agreement included approximately 330 Speedway and PTC fueling locations across 13 states, including approximately 180 Speedway commercial fueling locations.
On October 31, 2019, MPC announced its intention to separate its retail store operations (primarily operated under the Speedway brand), excluding MPC’s direct-dealer retail locations, from the remainder of its businesses.
Basis of Presentation
These combined financial statements have been derived from the Consolidated Financial Statements and accounting records of MPC. These combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Company for the periods presented as historically managed within MPC in conformity with generally accepted accounting principles in the United States (“GAAP”). The combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as an independent company during the periods presented.
These combined financial statements were issued on June 11, 2020 and we have since revised our 2019 and 2018 related party fuel purchases and cash settled related party fuel purchases disclosure balances presented in Note 6. The revisions reflect additional related party purchases and cash settled related party purchases that were identified by management. The revisions increased the related party purchases balances by $1.82 billion and $405 million and increased the cash settled related party purchases balances by $122 million and $30 million for the periods ending December 31, 2019 and 2018, respectively. We believe these adjustments are not material to any individual year presented.
Speedway has one reportable operating segment, which includes its consolidated convenience store operations as well as diesel branding agreement income. Speedway’s equity method investment in PFJ Southeast is a separate operating segment with results reported as equity investment income, described in further detail in Note 8. All intracompany transactions have been eliminated. All significant intercompany transactions between us and Parent have been included in these combined financial statements. Intercompany transactions between us and Parent are deemed to have settled immediately through Parent company investment, other than those transactions which have been historically settled in cash and which are reflected in the combined balance sheets as Accounts payable—related parties, Accrued interest—related party and Notes payable—related party. The net effect of deemed settled transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as Parent company investment. Refer to Note 6 for additional information.

Historically, MPC provided certain corporate functions to the Company and costs associated with these functions were allocated to the Company. These functions include, but are not limited to, executive management, legal, human resources, treasury, investor relations, finance, accounting, internal audit, information technology, and the related benefit costs associated with such functions, such as stock-based compensation. The costs of such services were allocated to the Company based on direct usage when identifiable, with the remainder allocated on a pro rata basis of income from operations, total assets and headcount of the Company and MPC. The charges for these functions are deemed settled in cash by Speedway to MPC in the period in which the costs were recorded within Operating, general and administrative expenses in the combined statements of income. The Company believes the bases on which the expenses have been allocated are a reasonable reflection of the utilization of services provided to, or the benefit received by, Speedway during the periods presented; however, they may not be indicative of the actual expense that would have been incurred had Speedway been operating as an independent company for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. Going forward, the Company may perform these functions using its own resources or outsourced services. For an interim period, however, some of these functions will continue to be provided between MPC and the Company under a transition services agreement following the separation.
Current and deferred income taxes have been determined based on the stand-alone results of Speedway. However, because the Company filed as part of MPC’s tax group in certain jurisdictions, the Company’s actual tax balances may differ from those reported.
MPC utilizes a centralized treasury management function for financing its operations, with cash from MPC’s operating companies, including Speedway, swept to shared MPC cash pooling accounts. The cash and cash equivalents held by MPC at the corporate level are not specifically identifiable to the Company and therefore have not been reflected in the Company’s combined balance sheets. Cash transfers between MPC and the Company are accounted for through Parent company investment. Cash and cash equivalents in the combined balance sheets represent cash and cash equivalents directly identifiable to the Company and its operations.
The combined financial statements include certain liabilities that have historically been held at the MPC corporate level but are specifically identifiable or otherwise attributable to the Company. MPC’s third-party long-term debt and the related interest expense have not been allocated to the Company for any of the periods presented as the Company was not the legal obligor of such debt and the MPC borrowings were not directly attributable to the Company.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the combined financial statements and the reported amounts of revenues and expenses during the respective reporting periods.

Parent Company Investment
Parent company investment reflected in the combined balance sheets represents MPC’s historical investment in the Company, the accumulated net earnings after taxes and the net effect of the allocations to/from and transactions with MPC. Refer to Note 6 for additional information.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and cash on deposit. Cash equivalents consist of liquid instruments and investments with maturities of three months or less when purchased. The recorded amounts approximate fair value. The majority of cash on hand is cash held at Speedway store locations to which the Company does not have immediate access. Cash on deposit is generally transferred to our Parent on a daily basis.
Restricted Cash
Restricted cash consists of proceeds from an asset disposition that was designated a like-kind exchange under Section 1031 of the Internal Revenue Code, which requires the cash to be reinvested in a like kind asset within a specified period of time to avoid adverse tax consequences. As of December 31, 2018, $30 million of restricted cash was included in Other current assets. Restricted cash was immaterial as of December 31, 2019.
Receivables and Allowance for Doubtful Accounts
Our receivables primarily consist of amounts due from credit card companies and certain vendors. Receivables are recorded at the invoiced amounts and generally do not bear interest. Allowances for doubtful accounts are generally recorded when it becomes probable the credit receivable will not be collected and are booked to bad debt expense. The allowance for doubtful accounts is the best estimate of the amount of probable credit losses. We review past-due balances over 180 days individually for collectability. The allowance for doubtful accounts was immaterial for December 31, 2019 and December 31, 2018.
Inventories
Inventories are carried at the lower of cost or market value. Costs for transportation fuel inventories are determined using the last-in, first-out “LIFO” method. Costs for transportation fuel inventories are aggregated on a consolidated basis for purposes of assessing if the LIFO cost basis of these inventories may have to be written down to market value.
Costs for food service products (including coffee, fountain beverages, and prepared foods) are determined using the item cost method. This method involves counting each item in inventory, assigning costs to each item based on the actual purchase costs and recording the cost of items sold. Costs for all other merchandise (including packaged foods, tobacco products, automotive products, beer and wine, and other pre-packaged merchandise) are determined using the LIFO method.
The company evaluates inventory shortages and records reductions to its inventory balance throughout the year based on actual physical counts in its facilities. Refer to Note 7 for additional information.
Equity Method Investments
Investments in entities over which we have significant influence, but not control, are accounted for using the equity method of accounting. Income from equity method investments represents our proportionate share of net income generated by the equity method investees.
Differences in the basis of the investments and the separate net asset values of the investees, if any, are amortized into net income over the remaining useful lives of the underlying assets and liabilities, except for any excess related to goodwill. Equity method investments are evaluated for impairment whenever changes in the facts and circumstances indicate a loss in value has occurred. When the loss is deemed to be other than temporary, the carrying value of the equity method investment is written down to fair value.
Property, Plant and Equipment
Property, plant and equipment are recorded at cost or, in the case of assets acquired in a business combination, at fair value. Expenditures related to the implementation of software are capitalized and presented as part of property, plant and equipment. Depreciation expense is computed on a straight-line basis over the estimated useful lives of the assets. The range of useful lives used to depreciate property, plant and equipment is as follows:

Buildings	15 to 25 years
Equipment	4 to 15 years
Software	5 years
When items of property, plant and equipment are sold or otherwise disposed of, any gains or losses are reported in net income. Gains on the disposal of property, plant and equipment are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are recognized when the assets are classified as held for sale. Refer to Note 9 for additional information.
Asset impairment and store closings
Property, plant and equipment are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable (for example, when a store generates negative adjusted cash flows). If the sum of the expected undiscounted future cash flows from the use of the asset group and its eventual disposition is less than the carrying amount of the asset group, an impairment assessment is performed and the excess of the book value over the fair value of the asset group is recorded as an impairment loss.
In determining whether an asset is impaired, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets, which for the Company is generally on a store-by-store basis. The Company writes down property, plant and equipment of stores to be sold to an estimated net realizable value at the time management commits to a plan to close and begins active marketing of the stores. The Company bases the estimated net realizable value of property and equipment on its experience in utilizing and/or disposing of similar assets, on estimates provided by its own and/or third-party real estate experts, or a valid offer from a third party.
Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition of a business. Goodwill is not amortized, but rather is tested for impairment annually and when events or changes in circumstances indicate that the fair value of a reporting unit with goodwill has been reduced below carrying value. The Company has a single reporting unit for purposes of goodwill impairment testing. The fair value of the reporting unit is determined using an income and/or market approach which is compared to the carrying value of the reporting unit. The fair value under the income approach is calculated using the expected present value of future cash flows method. Significant assumptions used in the cash flow forecasts include future net operating margins, future volumes, discount rates and future capital requirements. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss would be recognized in an amount equal to that excess, limited to the total amount of goodwill. Refer to Note 10 for additional information.
Amortization of intangibles with definite lives is calculated using the straight-line method, which is reflective of the benefit pattern in which the estimated economic benefit is expected to be received over the estimated useful life of the intangible asset. Intangible assets such as brand rights, liquor licenses, and other intangible assets with finite useful lives are amortized on a straight-line basis over their estimated economic lives. The weighted-average useful lives approximate the following:

Brand Rights	6 to 20 years
Liquor Licenses	10 years
Other	2 to 20 years
Intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the intangible may not be recoverable. If the sum of the expected undiscounted future cash flows related to the asset is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset. Intangibles not subject to amortization are tested for impairment annually and when circumstances indicate that the fair value is less than the carrying amount of the intangible. If the fair value is less than the carrying value, an impairment is recorded for the difference. Refer to Note 11 for additional information.
Pensions and Other Postretirement Benefit Plans
We recognize the funded status of Speedway-sponsored defined benefit plans on the combined balance sheets. Actuarial gains or losses and prior service costs or credits that have not yet been recognized as part of net periodic benefit cost are recorded as a component of Accumulated Other Comprehensive Income (“AOCI”).
The calculation of the obligation and expense for pension plans and other postretirement benefits sponsored by the Company is dependent on assumptions selected by actuaries and the Company. Those assumptions are described in Note 14 and include, among others, the discount rate, the expected long-term rate of return on plan assets, mortality and the rates of increase in compensation and health care costs. Actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other postretirement obligations and future expense.
Certain employees of the Company participate in defined benefit plans sponsored by MPC (“Shared Plans”), which include participants from other MPC businesses. We account for our participation in the Shared Plans as multiemployer plans in these combined financial statements. Therefore, no plan assets or liabilities related to the Shared Plans have been included in the combined balance sheets. Speedway’s portion of pension and other postretirement expenses related to the Shared Plans is included in Operating, general and administrative expenses in the combined statements of income.
Employees of the Company participate in various qualified and unqualified defined contribution pension and other postretirement benefit plans. Our required contributions to such plans are expensed when contributed for funded plans, or over the service period for unfunded plans. Our contributions due but not yet paid for unfunded plans are recorded as a liability in the combined balance sheets. Refer to Note 14 for additional information regarding the Company’s pension and other postretirement benefit plans.
Asset Retirement Obligations
The fair value of asset retirement obligations is recognized in the period in which the obligations are incurred if a reasonable estimate of fair value can be made. The majority of our recognized asset retirement liability relates to removal of underground storage tanks at our leased convenience stores. The fair values recorded for such obligations are based on the most probable current cost projections.
Asset retirement obligations have not been recognized for some assets because the fair value cannot be reasonably estimated since the settlement dates of the obligations are indeterminate. Such obligations will be recognized in the period when sufficient information becomes available to estimate a range of potential settlement dates. The asset retirement obligations principally include the hazardous material disposal and removal or dismantlement requirements associated with the closure of certain retail assets.
Our practice is to keep our assets in good operating condition through routine repair and maintenance of component parts in the ordinary course of business and by continuing to make improvements based on technological advances. As a result, we believe that generally these assets have no expected settlement date for purposes of estimating asset retirement obligations since the dates or ranges of dates upon which we would retire these assets cannot be reasonably estimated at this time.
Environmental Costs
Environmental expenditures for additional equipment that mitigates or prevents future contamination or improves environmental safety or efficiency of the existing assets are capitalized. We recognize remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. The timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure. If recoveries of remediation costs from third parties are probable, a receivable is recorded. Remediation accruals and receivables are not discounted.
Revenue Recognition
Revenue is recognized for retail sales of transportation fuels and merchandise at the time of the sale to the customer. Payments from customers are received at the time sales occur in cash or by credit or debit card. Speedway offers a loyalty rewards program to its customers. We defer a minor portion of revenue on sales to loyalty program participants until the participants redeem their rewards. We defer revenue associated with the sale of our prepaid gift cards until they are redeemed for transportation fuels or merchandise. Commissions on lottery tickets and sales of third-party prepaid gift cards are recorded on a net basis at the time of sale. As of January 1, 2018, we made an accounting policy election that all taxes assessed by a governmental authority that are both imposed on and concurrent with a revenue-producing transaction and collected from our customers will be recognized on a net basis within sales and other operating revenues.
Refer to Note 3 for additional information.
Cost of sales
Cost of sales includes all costs incurred to acquire transportation fuel and merchandise inventories, including the purchase price, freight-in, transportation costs to stores, purchasing costs and shrink. Cost of sales does not include credit card processing fees or labor costs, as these amounts are included in Operating, general and administrative expense. Cost of sales does not include any depreciation of property, plant and equipment, as these amounts are included in depreciation and amortization.
Merchandise vendor allowances and rebates
We receive payments for vendor allowances and volume rebates from various suppliers of convenience store merchandise. Purchase-based vendor allowances and rebates are recognized in inventory and subsequently cost of sales. Sales-based vendor allowances and rebates are recognized directly in cost of sales.

Self-insurance
We are self-insured for workers’ compensation, general liability, and automobile claims. We record a self-insurance claim liability for workers’ compensation, determined actuarially at each year end based on claims filed and an estimate of claims incurred but not yet reported. The liability is discounted. Our self-insurance reserve totaled $29 million and $27 million as of December 31, 2019 and 2018, respectively.
Income Taxes
Income taxes as presented in the combined financial statements attribute current and deferred income taxes of MPC to the Company’s stand-alone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by FASB ASC Topic 740: Income Taxes (“ASC 740”). Accordingly, Speedway’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group members were a separate taxpayer and a stand-alone enterprise. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, actual transactions included in the Consolidated Financial Statements of MPC may not be included in the separate combined financial statements of the Company. Similarly, the tax treatment of certain items reflected in the combined financial statements of the Company may not be reflected in the Consolidated Financial Statements and tax returns of MPC. Therefore, such items as net operating losses, credit carry-forwards and valuation allowances may exist in the stand-alone financial statements that may or may not exist in MPC’s Consolidated Financial Statements. As such, the income taxes of the Company as presented in the combined financial statements may not be indicative of the income taxes that the Company will report in the future.
Certain operations of the Company have historically been included in a combined return with other MPC entities. Current obligations for taxes in certain jurisdictions, where the Company files a combined tax return with MPC, are deemed settled with MPC for purposes of the combined financial statements. Current obligations for tax in jurisdictions where the Company does not file a combined return with MPC, including certain U.S. states, are recorded within Accrued taxes on the combined balance sheets.
In the ordinary course of business, there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more-likely-than-not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, associated interest expense has also been recognized. We recognize accrued interest related to unrecognized tax benefits in interest expense. Penalties, if incurred, would be recognized as a component of income tax expense. Refer to Note 16 for additional information.
Business Combinations
We recognize and measure the assets acquired and liabilities assumed in a business combination based on their estimated fair values at the acquisition date. Any excess or surplus of the purchase consideration when compared to the fair value of the net assets acquired, if any, is recorded as goodwill or gain from a bargain purchase. For material acquisitions, management engages an independent valuation specialist to assist with the determination of fair value of the assets acquired, liabilities assumed noncontrolling interest, if any, and goodwill, based on recognized business valuation methodologies. An income, market or cost valuation method may be utilized to estimate the fair value of the assets acquired, liabilities assumed and noncontrolling interest, if any, in a business combination. The income valuation method represents the present value of future cash flows over the life of the asset using: (i) discrete financial forecasts, which rely on management’s estimates of revenue and operating, general and administrative expenses; (ii) long-term growth rates; and (iii) appropriate discount rates. The market valuation method uses prices paid for a reasonably similar asset by other purchasers in the market, with adjustments relating to any differences between the assets. The cost valuation method is based on the replacement cost of a comparable asset at prices at the time of the acquisition reduced for depreciation of the asset. If the initial accounting for the business combination is incomplete by the end of the reporting period in which the acquisition occurs, an estimate will be recorded. Subsequent to the acquisition date, and not later than one year from the acquisition date, we will record any material adjustments to the initial estimate based on new information obtained that would have existed as of the date of the acquisition. Any adjustment that arises from information obtained that did not exist as of the date of the acquisition will be recorded in the period of the adjustment. Acquisition-related costs are expensed as incurred in connection with each business combination.
Concentration Risk
MPC supplied substantially all of the motor fuel purchased by us for resale during all years presented. No customers are individually material to our operations.
NOTE 3. ACCOUNTING STANDARDS
Recently Adopted Accounting Standards
ASU 2016-02, Leases
We adopted ASU No. 2016-02, Leases (“ASC 842”), as of January 1, 2019, electing the transition method which permits entities to adopt the provisions of the standard using the modified retrospective approach without adjusting comparative periods. We also elected the package of practical expedients permitted under the transition guidance within ASC 842, which among other things, allowed us to grandfather the historical accounting conclusions until a reassessment event occurs. We have also elected the practical expedient to not recognize short-term leases on the balance sheet and the practical expedient to combine lease and non-lease components for the majority of our underlying classes of assets. In instances where the practical expedient was not elected, lease and non-lease consideration is allocated based on relative standalone selling price.
Right of use (“ROU”) assets represent our right to use an underlying asset for which we obtain substantially all of the economic benefits and the right to direct the use of the asset during the lease term. Lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. We recognize ROU assets and lease liabilities on the balance sheet for leases with a lease term of greater than one year. Payments that are not fixed at the commencement of the lease are considered variable and are excluded from the ROU asset and lease liability calculations. In the measurement of our ROU assets and lease liabilities, the fixed lease payments in the agreement are discounted using a secured incremental borrowing rate for a term similar to the duration of the lease, as our leases do not have readily determinable implicit rates. Operating lease expense is recognized on a straight-line basis over the lease term.
Adoption of the new standard resulted in the recording of ROU assets and lease liabilities of approximately $743 million and $746 million, respectively, as of January 1, 2019. The standard did not materially impact our combined statements of income, cash flows or equity as a result of adoption.
ASU 2017-04, Intangibles—Goodwill and Other—Simplifying the Test for Goodwill Impairment
In connection with our annual goodwill impairment test, we adopted ASU 2017-04 prospectively during the fourth quarter of 2019. Under ASU 2017-04, the recognition of an impairment charge is calculated based on the amount by which the carrying amount exceeds the reporting unit’s fair value, which could be different from the amount calculated under the former method using the implied fair value of the goodwill; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The adoption did not have an impact on the combined financial statements.

ASU 2014-09, Revenue—Revenue from Contracts with Customers (ASC 606)
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASC 606”), which created a comprehensive, five-step model for revenue recognition that requires a company to recognize revenue to depict the transfer of promised goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. Under ASC 606, companies are required to use more judgment and make more estimates when considering contract terms as well as relevant facts and circumstances when identifying performance obligations, estimating the amount of variable consideration in the transaction price and allocating the transaction price to each separate performance obligation. The Company adopted ASC 606 on January 1, 2018 using the modified retrospective approach. Concurrent with our adoption of ASC 606, we made an accounting policy election that all taxes assessed by a governmental authority that are both imposed on and concurrent with a revenue-producing transaction and collected from our customers will be recognized on a net basis within Sales.
Impact of Adoption
The adoption of ASC 606 did not materially change our revenue recognition patterns. The most significant impact of adopting ASC 606 for the year ended December 31, 2018 was a reduction of sales and other operating revenues of $890 million due to our accounting policy election to present taxes incurred concurrently with revenue producing transactions and collected on behalf of our customers on a net basis.
Practical Expedients
We elected the completed contract practical expedient and only applied ASC 606 to contracts that were not completed as of January 1, 2018.
ASU 2016-18, Statement of Cash Flows—Restricted Cash
In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash,” an update that requires restricted cash and restricted cash equivalents in the statement of cash flows to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flow. The Company adopted this standard on January 1, 2018 which resulted in an impact to the combined financial statements of $30 million.

We also adopted the following ASUs during 2019 and 2018, none of which had a material impact to our financial statements or financial statement disclosures:

ASU		Effective Date
2018-02	Reporting Comprehensive Income—Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income	January 1, 2019

2017-09	Stock Compensation—Scope of Modification Accounting	January 1, 2018

2017-07	Retirement Benefits—Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement cost	January 1, 2018

2017-05	Gains and Losses from the Derecognition of Nonfinancial Assets—Clarifying the Scope of Asset Derecognition Guidance	January 1, 2018

2017-01	Business Combinations—Clarifying the Definition of a Business	January 1, 2018

2016-16	Income Taxes—Intra-Entity Transfers of Assets Other Than Inventory	January 1, 2018

2016-15	Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments	January 1, 2018

2016-01	Financial Instruments—Recognition and Measurement of Financial Assets and Liabilities	January 1, 2018
Accounting Standards Not Yet Adopted
ASU 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes
In December 2019, the FASB issued new guidance to simplify the accounting for income taxes. Amendments include removal of certain exceptions to the general principles of ASC 740 and simplification in several other areas such as accounting for a franchise tax or similar tax that is partially based on income. The change is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. We do not expect the application of this ASU to have a material impact on our combined financial statements.
ASU 2016-13, Credit Losses—Measurement of Credit Losses on Financial Instruments
In June 2016, the FASB issued an ASU related to the accounting for credit losses on certain financial instruments. The guidance requires that for most financial assets, losses be based on an expected loss approach which includes estimates of losses over the life of exposure that considers historical, current and forecasted information. Expanded disclosures related to the methods used to estimate the losses as well as a specific disaggregation of balances for financial assets are also required. The change is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The application of this ASU will not have a material impact on our combined financial statements.
NOTE 4. ACQUISITIONS
Acquisition of Andeavor
On October 1, 2018, MPC acquired Andeavor. Andeavor was an integrated oil and gas refining, logistics and marketing company. The subset of Andeavor’s operations consisting primarily of company-owned and operated convenience stores (“Andeavor Retail”) was integrated into Speedway, with the remainder integrated into other operations of MPC. The Company’s financial results reflect the results of Andeavor Retail from October 1, 2018, the date of the acquisition. Of the purchase consideration transferred by MPC, $4.19 billion was attributable to Andeavor Retail.
We accounted for the Andeavor Retail acquisition using the acquisition method of accounting, which requires Andeavor Retail assets and liabilities to be recorded on our balance sheet at fair value as of the acquisition date. The size and the breadth of the Andeavor Retail acquisition necessitated the use of the one-year measurement period provided under ASC 805 to fully analyze all the factors used in establishing the asset and liability fair values as of the acquisition date. We completed a final determination of the fair value of certain assets and liabilities during the three months ended September 30, 2019 and recorded final adjustments to our preliminary purchase price allocation. These adjustments reflect the completion of valuation studies of the acquired property, plant and equipment in order to finalize assumptions used in their cost approach valuation methodology and finalization of specific valuation assumptions and data inputs for other individual asset valuation models. The fair value estimates of assets acquired and liabilities assumed as of the acquisition date which are attributable to Andeavor Retail are noted in the table below.

(Millions of dollars)	As originally reported	Adjustments	As adjusted
Cash and cash equivalents	$27	$—	$27
Receivables	72	—	72
Inventories	85	—	85
Other current assets	8	—	8
Property, plant and equipment, net	780	—	780
Intangible assets, net	197	(40)	157
Other noncurrent assets(a)	2	—	2
Total assets acquired	1,171	(40)	1,131
Accounts payable	83	—	83
Accounts payable—Related parties	30	—	30
Payroll and benefits payable	15	—	15
Accrued taxes	45	—	45
Debt due within one year	5	—	5
Other current liabilities	7	—	7
Long-term debt	100	—	100
Deferred income taxes	44	(10)	34
Deferred credit and other liabilities	64	—	64
Total liabilities assumed	393	(10)	383
Net assets acquired excluding goodwill	778	(30)	748
Goodwill	3,413	30	3,443
Net assets acquired	$4,191	$—	$4,191

(a) Includes intangible assets.
Details of our valuation methodology and significant inputs for fair value measurements are included by asset class below. The fair value measurements for property, plant and equipment, intangible assets and long-term debt are based on significant inputs that are not observable in the market and, therefore, represent Level 3 measurements.
Goodwill
Speedway recognized $3.44 billion of goodwill related to Andeavor Retail, of which $48 million is tax deductible due to carryover tax basis from Andeavor. The recognized goodwill represents the value expected to be created by a nationwide retail platform and optimization of information systems and business processes.

Inventory
The fair value of inventory was determined by recognizing transportation fuels and merchandise inventory at market prices less selling costs and profit margin associated with the remaining sales process.
Property, Plant and Equipment
The fair value of property, plant and equipment was based primarily on the cost approach. Key assumptions in the cost approach included determining the replacement cost by evaluating recent purchases of similar assets or published data, and adjusting replacement cost for economic and functional obsolescence, location, normal useful lives, and capacity (if applicable).
Acquired Intangible Assets
The fair value of the acquired identifiable intangible assets is $157 million, which represents the value of brand rights, tradenames, liquor licenses and other intangible assets. Brand rights and tradenames were valued by applying the relief of royalty method, which is an income approach. The intangible assets are all definite lived and will be amortized over 2 to 10 years.
Acquisition Costs
Speedway’s allocated portion of acquisition costs was $7 million. Additionally, we recognized various other transaction-related costs, including employee-related costs associated with the Andeavor acquisition. All of these costs are reflected in Operating, general and administrative expenses in the combined statements of income. The employee-related costs are primarily due to pre-existing Andeavor change-in-control and equity award agreements that create obligations and accelerated equity vesting upon the Company notifying employees of significant changes to or elimination of their responsibilities.
Andeavor Revenues and Income from Operations
Andeavor Retail’s results have been included in Speedway’s combined financial statements for the period subsequent to the date of the acquisition on October 1, 2018. Andeavor Retail contributed revenues of approximately $1.74 billion for the period from October 1 through December 31, 2018. We do not believe it is practical to disclose Andeavor Retail’s contribution to earnings for the period from October 1, 2018 through December 31, 2018 as our integration efforts have resulted in the elimination of Andeavor Retail stand-alone discrete financial information due mainly to our inclusion of Andeavor Retail inventory in our LIFO inventory pools, which does not allow us to objectively distinguish the cost of sales between the two historical reporting entities.
Pro Forma Financial Information
Supplemental pro forma financial information has not been included to give effect to the Andeavor Retail acquisition as of January 1, 2017, as it is impracticable to obtain such information without undue cost and effort due to the lack of availability of historical U.S. GAAP financial data for Andeavor Retail on a standalone basis.
Acquisition of Express Mart
During the fourth quarter of 2018, Speedway acquired 78 transportation fuel and convenience store locations from Petr-All Petroleum Consulting Corporation for total consideration of $266 million. These stores are located primarily in the Syracuse, Rochester and Buffalo markets in New York and operated under the Express Mart brand.

Based on the final fair value estimates of assets acquired and liabilities assumed at the acquisition date, $97 million of the purchase price was allocated to property, plant and equipment, $9 million to inventory, $2 million to intangibles, $158 million to goodwill, $1 million to other current assets, and $1 million to other current liabilities. Goodwill is tax deductible and represents the value expected to be created by geographically expanding our retail platform and the assembled workforce.
The Company determined the Express Mart results of operations are not material. Therefore the pro forma information is not required. Additionally, transaction costs incurred were not considered significant.
Acquisition of NOCO Express
During the third quarter of 2019, MPC acquired an asphalt terminal and 33 NOCO Express retail stores in Buffalo, Syracuse and Rochester, New York, from NOCO Incorporated for total consideration of $135 million. The 33 NOCO Express retail stores (“NOCO Retail”) were integrated into Speedway and are reflected in the Company’s financial results from July 2019, with close occurring over a two-week period from July 15 to July 25. Based on the final fair value estimates of assets acquired and liabilities assumed at the acquisition date, $27 million of the purchase price was allocated to property, plant and equipment, $3 million to inventory and $56 million to goodwill attributable to NOCO Retail. Goodwill is tax deductible and represents the value expected to be created by geographically expanding our retail platform and the assembled workforce.
The Company determined the NOCO Retail results of operations are not material. Therefore the pro forma information is not required. Additionally, transaction costs incurred were not considered significant.
NOTE 5. REVENUE
Disaggregated Revenue
Net revenues by major product line for the years ended December 31, 2019, 2018 and 2017 were as follows:

(Millions of dollars)	2019	2018	2017
Fuel	$20,240	$16,681	$13,834
Merchandise	6,284	5,231	5,170
Other(a)(b)	33	34	32
Total	$26,557	$21,946	$19,036

(a) Includes related party fuel transportation income of $14 million, $10 million and $9 million for the years ended December 31, 2019, 2018 and 2017, respectively.
(b) Includes rental income of $19 million, $24 million and $23 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Contract Balances
Performance obligations are generally satisfied at the time goods are sold to customers with cash collected at the time of sale or shortly thereafter for payments by credit card. Contract liabilities are recognized for sales of prepaid cards and in connection with Speedway’s loyalty programs, with the related performance obligations satisfied at the time prepaid cards or loyalty points are redeemed and goods are transferred to the customer. The closing balances of contract liabilities arising from the prepaid card and loyalty programs as of December 31, 2019 and 2018 were as follows:

(Millions of dollars)	2019	2018
Contract liabilities	$105	$105

The beginning balance of contract liabilities after adoption of ASC 606 as of January 1, 2018 was $85 million. There were no significant changes in the contract liability balance during the years ended December 31, 2019 and 2018. Revenue recognized that was included in the opening contract liabilities balance for the years ended December 31, 2019 and 2018 was $86 and $74, respectively. Contract assets are not material to the combined financial statements.
We do not disclose information on the future performance obligations for any contract with expected duration of one year or less at inception. As of December 31, 2019, we do not have future performance obligations that are material to future periods.
NOTE 6. RELATED PARTY TRANSACTIONS AND PARENT COMPANY INVESTMENT
These combined financial statements have been derived from the Consolidated Financial Statements and accounting records of MPC. The following discussion summarizes activity between the Company and MPC (and its affiliates that are not part of the planned separation).
Related Party Transactions with MPC:
Allocation of General Corporate Expenses
The combined statements of income include expenses for certain centralized functions and other programs provided and administered by MPC, as described in Note 1. The costs of these services allocated to the Company, which are included with operating, general and administrative expenses in the combined statements of income for the years ended December 31, 2019, 2018 and 2017, were $86 million, $61 million and $54 million, respectively.
Related Party Accounts Payable
Certain intercompany transactions between Speedway and MPC related to cash pooling and general financing activities have been included within Parent company investment in the combined balance sheets in the historical periods presented when the intercompany transactions are not historically settled in cash.
Certain purchases of fuel inventory from MPC and its affiliate businesses have historically been settled in cash and, therefore, are reflected in the combined balance sheets as Accounts payable – related parties and amounted to $35 million and $19 million as of December 31, 2019 and 2018, respectively. Other fuel purchases not historically settled in cash are included within Parent company investment in the combined balance sheets.
Related Party Purchases and Sales
Speedway purchases fuel inventory from other MPC businesses. The Company purchased $17.22 billion, $14.24 billion and $11.44 billion of fuel inventory from MPC during the years ended December 31, 2019, 2018 and 2017, respectively. Of these purchases, $681 million, $166 million, and $0 million were cash settled during the years ended December 31, 2019, 2018 and 2017, respectively. Speedway’s purchases of fuel inventory that were not historically settled in cash are presented as net transfers (to) from Parent in the combined statements of cash flows. Speedway also sells a small amount of fuel and fuel hauling services to other MPC businesses. Speedway sales to MPC amounted to $17 million, $9 million and $7 million during the years ended December 31, 2019, 2018 and 2017, respectively.
Related Party Debt and Interest
In 2014, the Company entered into an intercompany loan agreement with a subsidiary of MPC for an aggregate amount of $2.25 billion consisting of (i) a $500 million Term Loan due September 30, 2019 with an interest rate of one-month USD LIBOR plus 2.25%, (ii) an $875 million 5.25% Senior Note due September 15, 2022 and (iii) an $875 million 5.5% Senior Note due September 15, 2024.

Accrued interest expense associated with these related party loans for the years ended December 31, 2019 and 2018 was $28 million and $28 million, respectively, and is reflected within Accrued interest—related party.
Interest expense associated with these related party loans for the years ended December 31, 2019, 2018 and 2017 was $111 million, $116 million and $112 million, respectively, and is reflected within Interest expense, net—related party in the combined statements of income.
Parent Company Investment
The net transfers (to) from Parent are included within Parent company investment on the combined statements of changes in equity. The components of the net transfers (to) from Parent during the years ended December 31, 2019, 2018 and 2017 were as follows:

(Millions of dollars)	2019	2018	2017
Cash pooling and general financing activities	$(15,914)	$(14,433)	$(11,849)
Settlement of notes payable to Parent company investment	387	50	25
Acquisitions funded by Parent	86	4,428	—
Sales to Parent	(17)	(9)	(7)
Purchases from Parent	14,844	13,703	11,438
Corporate allocations	86	61	54
Stock compensation expense	8	7	5
Income taxes	221	170	44
Total net transfers (to) from Parent	$(299)	$3,977	$(290)
Transactions with Other Related Parties:
Diesel Branding Agreement
Speedway and PTC entered into a diesel fuel branding agreement effective October 1, 2019 in which PTC agreed to supply, price and sell diesel fuel at certain Speedway and PTC locations. At December 31, 2019, this agreement included approximately 330 Speedway and PTC fueling locations across 13 states, including approximately 180 Speedway commercial fueling locations. Under the terms of the agreement, both companies agreed to share the diesel fuel margins captured as a result of the sourcing efficiencies and logistical economies of scale. Diesel branding agreement income was $28 million for the year ended December 31, 2019. We account for this agreement as a collaborative arrangement in scope of ASC 808, Collaborative Arrangements. Under ASC 808, we account for the income earned under this agreement as operating income reflected in the combined statements of income as Diesel branding agreement income.
PFJ Southeast
Speedway sells fuel-hauling services to PFJ Southeast. Related party revenue for fuel-hauling services sold to PFJ Southeast for the years ended December 31, 2019, 2018 and 2017 was $9 million, $8 million and $8 million, respectively.
NOTE 7. INVENTORIES

	December 31,
(Millions of dollars)	2019	2018
Transportation fuels	193	194
Merchandise	227	228
Materials and supplies	23	19
Total	$443	$441

The LIFO method accounted for 95 percent and 94 percent of total inventory value at December 31, 2019 and 2018, respectively. Current acquisition costs of inventories were estimated to exceed the LIFO inventory value at December 31, 2019 and December 31, 2018 by $84 million and $67 million, respectively. There were no material liquidations of LIFO inventories in 2019, 2018 and 2017.
NOTE 8. EQUITY METHOD INVESTMENTS
Investments in Equity Method Affiliates

	Ownership as of December 31,	Carrying value at December 31,
(Millions of dollars)	2019	2019	2018
PFJ Southeast LLC	29%	$330	$341
Summarized financial information for equity method investments was as follows:

(Millions of dollars)	2019	2018	2017
Income statement data:
Revenues and other income	$4,168	$4,574	$3,954
Income from operations	295	269	245
Net income(1)	296	270	245
Balance sheet data—December 31:
Current assets	$136	$124
Noncurrent assets	853	886
Current liabilities	9	6
Noncurrent liabilities	3	3
(1) Speedway’s proportionate share of PFJ Southeast’s net income differs from the amount recognized as equity investment income from the joint venture due to basis difference amortization, as noted in Note 2.

Dividends and partnership distributions received from equity method investees (excluding distributions that represented a return of capital previously contributed) were $94 million, $61 million and $40 million in 2019, 2018 and 2017, respectively.
NOTE 9. PROPERTY, PLANT AND EQUIPMENT
At December 31, the major classes of property, plant and equipment were as follows:

(Millions of dollars)	2019	2018
Land	$1,831	$1,815
Buildings	3,318	3,052
Equipment	1,725	1,584
Software	142	123
Property, plant and equipment, gross	7,016	6,574
Accumulated depreciation	2,296	2,017
Property, plant and equipment, net	$4,720	$4,557
Property, plant and equipment includes gross assets acquired under finance leases of $66 million and $35 million at December 31, 2019 and 2018, respectively, with related amounts in accumulated depreciation of $12 million and $5 million at December 31, 2019 and 2018.

The combined statements of cash flows exclude changes to the combined balance sheets that did not affect cash. The following is a reconciliation of additions to property, plant and equipment to total capital expenditures:

(Millions of dollars)	2019	2018	2017
Additions to property, plant and equipment per the combined statements of cash flows	$544	$3	$384
Increase (decrease) in capital accruals	25	47	(1)
Total capital expenditures	$569	$436	$383
Total impairment charges of $22 million, $1 million and $1 million for the years ended December 31, 2019, 2018 and 2017, respectively, are included in Depreciation and amortization in the combined statements of income. Impairment charges in 2019 related primarily to stores held for sale, which were written down to estimated net realizable value at the time management committed to a plan to close the stores and began active marketing of the stores.
NOTE 10. GOODWILL
The changes in the carrying amount of Goodwill are as follows:

(Millions of dollars)
Net balance as of December 31, 2017	$791
Acquisitions	3,571
Net balance as of December 31, 2018	$4,362
Acquisitions	56
Measurement period adjustments	30
Net balance as of December 31, 2019	$4,448
The Company performs its annual goodwill impairment test during the fourth quarter of each year, or on an interim basis upon the occurrence of a triggering event or a change in circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying value. The annual evaluation of goodwill was performed and did not result in impairment.
NOTE 11. INTANGIBLE ASSETS
Our definite-lived intangible assets as of December 31, 2019 and 2018 were as follows:

	December 31, 2019			December 31, 2018
(Millions of dollars)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Brand rights	20	(4)	16	60	(2)	58
Liquor licenses	80	(10)	70	80	(2)	78
Favorable lease assets	—	—	—	100	(13)	87
Other	45	(33)	12	43	(28)	15
Total	$145	$(47)	$98	$283	$(45)	$238

Amortization expense for 2019, 2018 and 2017 was $15 million, $6 million and $1 million, respectively. Estimated future amortization expense related to the intangible assets at December 31, 2019 is as follows:

(Millions of dollars)
2020	$17
2021	12
2022	12
2023	12
2024	11
At December 31, 2019 and 2018, we had indefinite-lived intangible assets of $47 million and $47 million, respectively, which are primarily tradenames and indefinite-lived liquor licenses. The annual evaluation of intangibles was performed and did not result in impairment.
NOTE 12. OTHER CURRENT LIABILITIES
At December 31, other current liabilities were comprised of the following:

(Millions of dollars)	2019	2018
Contract liabilities, current portion (note 5)	$105	$105
Payroll and benefits payable	138	123
Accrued taxes	175	164
Accrued liabilities—environmental, current portion (note 17)	20	16
Other	20	22
Total	$458	$430

NOTE 13. FAIR VALUE MEASUREMENTS
ASC 820, “Fair Value Measurement,” (ASC 820) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:

•	Level 1: Observable inputs such as quoted prices in active markets;
•	Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
•	Level 3: Unobservable inputs where there is little or no market data, which requires the reporting entity to develop its own assumptions.
ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.
We believe the carrying value of our other financial instruments, including cash and cash equivalents, receivables, accounts payable and certain accrued liabilities approximate fair value. Our fair value assessment incorporates a variety of considerations, including the short-term duration of the instruments and the expected insignificance of bad debt expense, which includes an evaluation of counterparty credit risk. We believe the carrying value of our long-term debt—related party approximates fair value, as the notes were determined to have interest rates that are close to “at-market.”

NOTE 14. PENSIONS AND OTHER POSTRETIREMENT BENEFITS
We have a noncontributory defined benefit pension plan covering substantially all employees. Benefits under this plan have been based primarily on age, years of service and final average pensionable earnings. The years of service component of this formula was frozen as of December 31, 2009. Benefits for service beginning January 1, 2010 are based on a cash balance formula with an annual percentage of eligible pay credited based upon age and years of service.
We have defined contribution plans under which eligible employees accrue benefits for service years beginning January 1, 2010.
We also have other postretirement benefits covering most employees, including health care benefits. Health care benefits are provided through comprehensive hospital, surgical and major medical benefit provisions subject to various cost-sharing features. Other postretirement benefits are not funded in advance.
In connection with the Andeavor Retail acquisition, we assumed a number of additional qualified and nonqualified noncontributory benefit pension plans, covering substantially all former Andeavor employees. Benefits under these plans are determined based on final average compensation and years of service through December 31, 2010 and a cash balance formula for service beginning January 1, 2011. These plans were frozen as of December 31, 2018. Further, as of December 31, 2019, the qualified plans were merged with our existing qualified plans in which the actuarial assumptions were materially the same between the plans. We also assumed a number of additional postretirement benefits covering eligible employees. These benefits were merged with our existing benefits beginning January 1, 2019.
The Speedway-dedicated defined benefit plan is summarized in the tables below.
Obligations and Funded Status
The accumulated benefit obligation for our defined benefit pension plan was $233 million and $194 million as of December 31, 2019 and 2018, respectively.
The following summarizes our defined benefit pension plan that has accumulated benefit obligations in excess of plan assets.

	December 31,
(Millions of dollars)	2019	2018
Projected benefit obligations	$234	$194
Accumulated benefit obligations	233	194
Fair value of plan assets	208	169

The following summarizes the projected benefit obligations and funded status for our defined benefit pension and other postretirement plans:

	Pension Benefits		Other Benefits
(Millions of dollars)	2019	2018	2019	2018
Change in benefit obligations:
Benefit obligations at January 1	$194	$204	$10	$11
Service cost	16	12	—	—
Interest cost	7	7	—	—
Actuarial (gain) loss	22	(12)	2	—
Benefits paid	(14)	(17)	(1)	(1)
Plan amendments	—	—	1	—
Acquisitions	9	—	—	—
Benefit obligations at December 31	234	194	12	10
Change in plan assets:
Fair value of plan assets at January 1	169	171	—	—
Actual return on plan assets	35	(10)	—	—
Employer contributions	6	25	1	1
Benefits paid from plan assets	(14)	(17)	(1)	(1)
Acquisitions	12	—	—	—
Fair value of plan assets at December 31	208	169	—	—
Funded status of plans at December 31	$(26)	$(25)	$(12)	$(10)
Amounts recognized in the combined balance sheets:
Current liabilities	$(3)	$(2)	$(1)	$(1)
Noncurrent liabilities	(23)	(23)	(11)	(9)
Accrued benefit cost	$(26)	$(25)	$(12)	$(10)
Pretax amounts recognized in accumulated other comprehensive loss:
Net actuarial loss	$8	$16	$(4)	$(7)
Prior service cost (credit)	—	—	1	—

Components of Net Periodic Benefit Cost and Other Comprehensive Loss
The following summarizes the net periodic benefit costs and the amounts recognized as other comprehensive loss for our defined benefit pension and other postretirement plans.

	Pension Benefits			Other Benefits
(Millions of dollars)	2019	2018	2017	2019	2018	2017
Components of net periodic benefit cost:
Service cost	$16	$12	$11	$—	$—	$—
Interest cost	7	7	7	—	—	—
Expected return on plan assets	(8)	(7)	(8)	—	—	—
Amortization—actuarial (gain) loss	—	—	—	(1)	(1)	(2)
Net periodic benefit cost(a)	$15	$12	$10	$(1)	$(1)	$(2)
Other changes in plan assets and benefit obligations recognized in other comprehensive loss (pretax):
Actuarial (gain) loss	$(8)	$5	$1	$2	$—	$2
Prior service cost (credit)	—	—	—	1	—	—
Amortization of actuarial gain (loss)	—	—	—	1	1	2
Total recognized in other comprehensive loss	$(8)	$5	$1	$4	$1	$4
Total recognized in net periodic benefit cost and other comprehensive loss	$7	$17	$11	$3	$—	$2

(a) Net periodic benefit cost reflects a calculated market-related value of plan assets which recognizes changes in fair value over three years.
Pension settlement losses were immaterial in 2019, 2018 and 2017.
The estimated net actuarial loss that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in 2020 for our defined benefit pension plans and other defined benefit postretirement plans is immaterial.
Plan Assumptions
The following summarizes the assumptions used to determine the benefit obligations at December 31, and net periodic benefit cost for the defined benefit pension and other postretirement plans for 2019, 2018 and 2017.

	Pension Benefits			Other Benefits
	2019	2018	2017	2019	2018	2017
Weighted-average assumptions used to determine benefit obligation:
Discount rate	2.85%	4.20%	3.55%	2.55%	4.30%	3.70%
Rate of compensation increase	3.05%	4.00%	4.00%	3.05%	4.00%	4.00%
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	4.06%	3.63%	3.87%	4.30%	3.70%	4.25%
Expected long-term return on plan assets	4.50%	5.00%	5.00%	N/A	N/A	N/A
Rate of compensation increase	3.05%	4.00%	4.00%	3.05%	4.00%	4.00%
Expected Long-term Return on Plan Assets
The overall expected long-term return on plan assets assumption is determined based on an asset rate-of-return modeling tool developed by a third-party investment group. The tool utilizes underlying assumptions based on actual returns by asset category and inflation and takes into account our asset allocation to derive an expected long-term rate of return on those assets. Capital market assumptions reflect the long-term capital market outlook. The assumptions for equity and fixed income investments are developed using a building-block approach, reflecting observable inflation information and interest rate information available in the fixed income markets. Long-term assumptions for other asset categories are based on historical results, current market characteristics and the professional judgment of our internal and external investment teams.
Assumed Health Care Cost Trend
The following summarizes the assumed health care cost trend rates.

	December 31,
	2019	2018	2017
Health care cost trend rate assumed for the following year:
Medical: Pre-65	6.20%	6.80%	6.75%
Prescription drugs	8.10%	9.50%	8.75%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate):
Medical: Pre-65	4.50%	4.50%	4.50%
Prescription drugs	4.50%	4.50%	4.50%
Year that the rate reaches the ultimate trend rate:
Medical: Pre-65	2027	2027	2026
Prescription drugs	2027	2027	2026
Increases in the post-65 medical plan premium for the Marathon Petroleum Health Plan and the Marathon Petroleum Retiree Health Plan are the lower of the trend rate or four percent.
Assumed health care cost trend rates effect the amounts reported for defined benefit retiree health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

(Millions of dollars)	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on total of service and interest cost components	$0	$0
Effect on other postretirement benefit obligations	1	(1)
Plan Investment Policies and Strategies
The investment policies for our pension plan assets reflect the funded status of the plan and expectations regarding our future ability to make further contributions. Long-term investment goals are to: (1) manage the assets in accordance with the legal requirements of all applicable laws; (2) diversify plan investments across asset classes to achieve an optimal balance between risk and return and between income and growth of assets through capital appreciation; and (3) source benefit payments primarily through existing plan assets and anticipated future returns.
The investment goals are implemented to manage the plan’s funded status volatility and minimize future cash contributions. The asset allocation strategy will change over time in response to changes primarily in funded status, which is dictated by current and anticipated market conditions, the independent actions of our investment committee, required cash flows to and from the plans and other factors deemed appropriate. Such changes in asset allocation are intended to allocate additional assets to the fixed income asset class should the funded status improve. The fixed income asset class shall be invested in such a manner that its interest rate sensitivity correlates highly with that of the plan’s liabilities. Other asset classes are intended to provide additional return with associated higher levels of risk. Investment performance and risk is measured and monitored on an ongoing basis through quarterly investment meetings and periodic asset and liability studies. At December 31, 2019, the plan’s targeted asset allocation was 14 percent return-seeking assets and 86 percent fixed income securities.

Fair Value Measurements
Plan assets are measured at fair value. The following provides a description of the valuation techniques employed for each major plan asset category at December 31, 2019 and 2018.
Cash and cash equivalents—Cash and cash equivalents include a collective fund serving as the investment vehicle for the cash reserves and cash held by third-party investment managers. The collective fund is valued at net asset value (“NAV”) on a scheduled basis using a cost approach and is considered a Level 2 asset. Cash and cash equivalents held by third-party investment managers are valued using a cost approach and are considered Level 2.
Equity—Equity investments includes common stock, mutual and pooled funds. Common stock investments are valued using a market approach, which are priced daily in active markets and are considered Level 1. Mutual and pooled equity funds are well diversified portfolios, representing a mix of strategies in domestic, international and emerging market strategies. Mutual funds are publicly registered, valued at NAV on a daily basis using a market approach and are considered Level 1 assets. Pooled funds are valued at NAV using a market approach and are considered Level 2.
Fixed Income—Fixed income investments include corporate bonds, U.S. dollar treasury bonds and municipal bonds. These securities are priced on observable inputs using a combination of market, income and cost approaches. These securities are considered Level 2 assets. Fixed income also includes a well-diversified bond portfolio structured as a pooled fund. This fund is valued at NAV on a daily basis using a market approach and is considered Level 2. Other investments classified as Level 1 include mutual funds that are publicly registered, valued at NAV on a daily basis using a market approach.
Alternative investments—Alternative investments include private equity and real estate investments. Private equity investments include interests in limited partnerships which are valued using information provided by external managers for each individual investment held in the fund. Real estate investments consist of interests in limited partnerships which are either appraised or valued using the investment manager’s assessment of assets held. Alternative investments also include two limited liability companies (“LLCs”) with no public market. The LLCs were formed to acquire timberland in the northwest United States. These holdings are either appraised or valued using the investment manager’s assessment of assets held. These holdings are all considered Level 3. Alternative investments classified as Level 1 include publicly traded depository receipts.
The following tables present the fair values of our defined benefit pension plans’ assets, by level within the fair value hierarchy, as of December 31, 2019 and 2018.

	December 31, 2019
(Millions of dollars)	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$—	$1	$—	$1
Equity:
Common stocks	3	3	—	6
Pooled funds	—	14	—	14
Fixed income:
Corporate	3	107	—	110
Government	2	67	—	69
Alternative investments	1	—	7	8
Total investments, at fair value	$9	$192	$7	$208

	December 31, 2018
(Millions of dollars)	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$—	$2	$—	$2
Equity:
Pooled funds	—	11	—	11
Fixed income:
Corporate	—	90	—	90
Government	—	57	—	57
Alternative investments	—	—	9	9
Total investments, at fair value	$—	$160	$9	$169

The following is a reconciliation of the beginning and ending balances recorded for plan assets classified as Level 3 in the fair value hierarchy:

	Alternative investments
(Millions of dollars)	2019	2018
Beginning balance	$9	$10
Actual return on plan assets:
Realized	—	1
Unrealized	—	1
Purchases	—	—
Sales	(2)	(3)
Ending balance	$7	$9
Cash Flows
Contributions to defined benefit plans—Our funding policy with respect to the funded pension plans is to contribute amounts necessary to satisfy minimum pension funding requirements, including requirements of the Pension Protection Act of 2006, plus such additional, discretionary, amounts from time to time as determined appropriate by management. In 2019, we made contributions totaling $5 million to our funded pension plans. For 2020, we have an immaterial amount of required funding, but we may also make voluntary contributions to our funded pension plans at our discretion. Cash contributions to be paid from our general assets for the unfunded pension and postretirement plans are estimated to be approximately $3 million and $1 million, respectively, in 2020.
Estimated future benefit payments—The following gross benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated.

(Millions of dollars)	Pension Benefits	Other Benefits
2020	$22	$1
2021	21	1
2022	21	1
2023	20	1
2024	21	1
2025 through 2029	92	5
Contributions to defined contribution plans—We also contribute to several defined contribution plans for eligible employees. Contributions to these plans totaled $36 million, $26 million and $24 million in 2019, 2018 and 2017, respectively.

Shared Plans
Shared Plans have been accounted for as multiemployer plans in these combined statements of income. Amounts recorded in the combined financial statements for multiemployer pension and other postretirement expenses for the years ended December 31, 2019, 2018 and 2017 were $2 million, $2 million and $1 million, respectively.
NOTE 15. SHARE-BASED COMPENSATION
Speedway currently does not have any stock or stock-based compensation plans. Instead, the Company’s eligible employees participate in MPC’s stock-based compensation plans.
The following disclosures of stock-based compensation expense recognized by the Company are based on the awards and terms previously granted to the Company’s employees under MPC’s stock-based compensation plans, as well as an allocation of Parent’s corporate and shared functional employee expenses. Accordingly, the amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that the Company would have experienced as an independent company for the periods presented.
MPC accounts for stock-based compensation in accordance with ASC 718, “Compensation—Stock Compensation” (ASC 718), which requires a fair-value based method for measuring the value of stock-based compensation. Fair value is measured once at the date of grant and is not adjusted for subsequent changes. MPC’s share-based compensation plans include awards of stock options, restricted stock, restricted stock units (RSUs) and performance units (which are settled partially in cash and partially in shares of MPC common stock). Total stock-based compensation expense for Speedway employees was $8 million, $7 million and $5 million during the years ended December 31, 2019, 2018 and 2017, respectively.
NOTE 16. INCOME TAXES
Speedway has historically been included in the consolidated federal and state income tax returns of MPC. Amounts presented in these combined financial statements related to income taxes are determined on a separate return basis. All current income tax liabilities are assumed to be immediately settled with Parent and are relieved through the Parent Company Investment account. The net effect of the settlement of these transactions is reflected in Net Transfers (to) from Parent as a financing activity in the combined statements of cash flows. Therefore, no current income taxes payable are presented in Speedway’s financial statements, as separate state filings are not material.
Income tax provisions (benefits) were:

(Millions of dollars)	2019	2018	2017
Current:
Federal	$117	$38	$126
State and local	37	22	24
Total Current	154	60	150
Deferred:
Federal	57	76	(116)
State and local	10	34	10
Total Deferred	67	110	(106)
Income tax provision (benefit)	$221	$170	$44

A reconciliation of the federal statutory income rate applied to income before income taxes to the provision for income taxes follows:

	2019	2018	2017
Statutory rate applied to income before income taxes	21%	21%	35%
State and local income taxes, net of federal income tax effects	4	7	4
TCJA legislation		—	(30)
Tax credit	(1)	(1)	(1)
Other	1	—	—
Provision for income taxes	25%	26%	8%
The Tax Cuts and Job Act (“TCJA”) was signed into law on December 22, 2017, providing several significant changes to U.S. tax law, including a reduction in the corporate tax rate from 35 percent to 21 percent effective in 2018. Because of the rate change, Speedway was required to calculate the effect of the TCJA on its deferred tax balances as of the enactment date, which was to reduce the net deferred tax liability by $174 million in 2017. This was a significant driver for the rate reconciliation in 2017. The other significant rate reconciling items are related to state income taxes, which were 4 percent, 7 percent and 4 percent, net of federal benefit, for the years ended December 31, 2019, 2018 and 2017, respectively. The primary increase in state income taxes is attributable to the 2018 Andeavor acquisition, which resulted in a change in the Company’s overall state footprint.
Deferred tax assets and liabilities resulted from the following:

	December 31,
(Millions of dollars)	2019	2018
Deferred tax assets:
Employee benefits	$36	$34
Environmental remediation	5	5
Deferred revenue	1	13
Other	28	39
Total deferred tax assets	70	91
Deferred tax liabilities:
Property, plant and equipment	(449)	(401)
Inventory	(9)	(9)
Investments in subsidiaries and affiliates	(39)	(40)
Intangibles	(92)	(102)
Total deferred tax liabilities	(589)	(552)
Net deferred tax liabilities	$(519)	$(461)
The Company considered the likelihood that the deferred tax assets presented herein would be realized under a more-likely-than-not standard and whether or not a valuation allowance was appropriate to accurately reflect the amounts presented. Given the nature of the deferred tax assets, the Company’s profitability and tax paying position, there is no material reason to anticipate that any deferred tax assets would not be realized in a reasonable amount of time, therefore, the Company determined that a valuation allowance is not necessary. The Company also has no significant loss carryforwards that could contribute to such a determination.
Total deferred tax liabilities of $519 million and $461 million were included in the noncurrent liabilities section of the combined balance sheets as of December 31, 2019 and December 31, 2018, respectively.

Speedway historically was included in MPC’s income tax returns, which are continuously undergoing examination by the Internal Revenue Service (“IRS”). Since 2012, MPC participated in the Compliance Assurance Process (“CAP”). MPC’s IRS audits are complete through the 2010 tax year. As of December 31, 2019, our income tax returns remain subject to examination in the following major tax jurisdictions for the tax years indicated:

United States Federal	2011 - 2018
State and Local (various)	2006 - 2018
As of December 31, 2019, 2018 and 2017, Speedway has not recorded any unrecognized tax benefits. The Company does not believe that its historical operations gave rise to any material tax exposures. The Company did not identify issues that did not meet the recognition threshold or would be impacted by the measurement provisions of the uncertain tax position guidance. Accordingly, there are no associated interest and penalties.
NOTE 17. COMMITMENTS AND CONTINGENCIES
The Company is involved in various litigations, claims and administrative proceedings, including those related to environmental and asset retirement matters. In accordance with ASC 450, “Contingencies” (ASC 450), the Company records accruals for loss contingencies when it is both probable that a liability will be incurred and the amount of the loss can be reasonably estimated. Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional information when it becomes available. Subject to the uncertainties inherent in estimating future costs for contingent liabilities, except as expressly set forth in this note, management believes that any liability which may result from these legal matters would not have a material adverse effect on the financial condition, results of operations, liquidity or cash flows of the Company.
Environmental Matters
We are subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites and certain other locations including presently or formerly owned or operated retail marketing sites. Penalties may be imposed for noncompliance.
At December 31, 2019 and 2018, accrued liabilities for remediation totaled $37 million and $40 million, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties if any that may be imposed. Receivables for recoverable costs from certain states, under programs to assist companies in clean-up efforts related to underground storage tanks at presently or formerly owned or operated retail marketing sites, were $20 million and $23 million at December 31, 2019 and 2018, respectively.
Governmental and other entities in various states have filed lawsuits against coal, gas, oil and petroleum companies, including the Company. The lawsuits allege damages as a result of climate change and the plaintiffs are seeking unspecified damages and abatement under various tort theories. Similar lawsuits may be filed in other jurisdictions. At this early stage, the ultimate outcome of these matters remains uncertain, and neither the likelihood of an unfavorable outcome nor the ultimate liability, if any, can be determined.
We are involved in a number of environmental enforcement matters arising in the ordinary course of business. While the outcome and impact on us cannot be predicted with certainty, management believes the resolution of these environmental matters will not, individually or collectively, have a material adverse effect on our combined results of operations, financial position or cash flows.

Asset Retirement Obligations
Our short-term asset retirement obligations were $4 million and $2 million at December 31, 2019 and 2018, respectively, which are included in other current liabilities in our combined balance sheets. Our long-term asset retirement obligations were $22 million and $23 million at December 31, 2019 and 2018, respectively, which are included in Other long-term liabilities in our combined balance sheets.
Legal Matters
In May 2007, the Kentucky attorney general filed a lawsuit against MPC and Marathon Oil in state court in Franklin County, Kentucky for alleged violations of Kentucky’s emergency pricing and consumer protection laws following Hurricanes Katrina and Rita in 2005. The lawsuit alleged that MPC overcharged customers by $89 million during September and October 2005. The complaint sought disgorgement of these sums, as well as penalties, under Kentucky’s emergency pricing and consumer protection laws. In May 2011, the Kentucky attorney general amended his complaint to include a request for immediate injunctive relief as well as unspecified damages and penalties related to MPC’s wholesale gasoline pricing in April and May 2011 under statewide price controls that were activated by the Kentucky governor on April 26, 2011, and which have since expired. A settlement agreement was reached on July 25, 2019 in which MPC agreed to pay $22 million. Speedway was allocated $11 million which was included in Operating, general and administrative expenses in the combined financial statements.
We are also a party to a number of other lawsuits and other proceedings arising in the ordinary course of business. While the ultimate outcome and impact to us cannot be predicted with certainty, we believe that the resolution of these other lawsuits and proceedings will not have a material adverse effect on our combined financial position, results of operations or cash flows.
Insurance
We are self-insured for workers’ compensation, general liability, and automobile claims. Actual claim settlements and expenses incident thereto may differ from the provisions for loss.
Other guarantees – We have entered into other guarantees with maximum potential undiscounted payments totaling $10 million as of December 31, 2019, which consist primarily of a commitment to contribute cash to an equity method investee for certain catastrophic events in lieu of procuring insurance coverage and leases of assets containing general lease indemnities and guaranteed residual values.
General guarantees associated with dispositions – Over the years, we have sold various assets in the normal course of our business. Certain of the related agreements contain performance and general guarantees, including guarantees regarding inaccuracies in representations, warranties, covenants and agreements, and environmental and general indemnifications that require us to perform upon the occurrence of a triggering event or condition. These guarantees and indemnifications are part of the normal course of selling assets. We are typically not able to calculate the maximum potential amount of future payments that could be made under such contractual provisions because of the variability inherent in the guarantees and indemnities. Most often, the nature of the guarantees and indemnities is such that there is no appropriate method for quantifying the exposure because the underlying triggering event has little or no past experience upon which a reasonable prediction of the outcome can be based.
Contractual Commitments and Contingencies
Our contractual commitments to acquire property, plant and equipment totaled $13 million at December 31, 2019. There were no such commitments at December 31, 2018.

NOTE 18. LEASES
We lease a portion of our properties under non-cancelable operating and finance leases. The lease term included in the measurement of right of use assets and lease liabilities includes options to extend or terminate our leases that we are reasonably certain to exercise. Operating lease expenses are recognized straight-line over the lease term and presented in Operating, general and administrative expenses. Finance lease expenses are front-loaded and consist of interest expense on the lease liability and amortization of the right-of-use asset, which is presented as part of Property, plant and equipment. Right-of-use assets and lease liabilities are recognized for all leases except those with lease terms less than 12 months after our adoption of ASC 842 as of January 1, 2019.
For further information regarding the adoption of ASC 842, including the method of adoption and practical expedients elected, see Note 3.
Lessee
As a lessee, we have a wide variety of lease agreements covering many of our properties. Our remaining lease terms range from less than one year to 33 years. Most long-term leases include renewal options ranging from less than one year to 50 years and, in certain leases, also include purchase options. Options were included in the lease term primarily for retail store sites where we constructed property, plant and equipment on leased land that is expected to exist beyond the initial lease term.
Under ASC 842, the components of lease cost were as follows:

(Millions of dollars)	2019
Finance lease cost:
Amortization of right of use assets	$5
Interest on lease liabilities	6
Operating lease cost	133
Variable lease cost	26
Short-term lease cost	10
Total lease cost	$180

Supplemental balance sheet data related to leases were as follows:

(Millions of dollars)	December 31, 2019
Operating leases
Assets
Right of use assets	$653
Liabilities
Operating lease liabilities	$91
Long-term operating lease liabilities	575
Total operating lease liabilities	$666
Weighted average remaining lease term (in years)	9.0
Weighted average discount rate	4.3%
Finance leases
Assets
Property, plant and equipment, gross	$66
Accumulated depreciation	12
Property, plant and equipment, net	$54
Liabilities
Debt due within one year	$7
Long-term debt	98
Total finance lease liabilities	$105
Weighted average remaining lease term (in years)	13.7
Weighted average discount rate	5.8%
Assets and liabilities recognized for favorable and unfavorable leases acquired in business combinations are accounted for as part of right of use assets after adoption of ASC 842 (i.e., beginning January 1, 2019). Prior to adoption of ASC 842, such assets and liabilities were recognized separately in Other noncurrent assets and Other noncurrent liabilities, respectively. Speedway has historically operated as part of MPC and currently uses MPC’s weighted average discount rate. This rate may differ when Speedway separates from MPC.
As of December 31, 2019, maturities of lease liabilities for operating lease obligations and finance lease obligations having initial or remaining non-cancellable lease terms in excess of one year are as follows:

(Millions of dollars)	Operating	Finance
2020	$118	$12
2021	114	11
2022	95	11
2023	84	12
2024	79	12
2025 and thereafter	322	93
Gross lease payments	812	151
Less: imputed interest	146	46
Total lease liabilities	$666	$105

Presented in accordance with ASC 840, future minimum commitments as of December 31, 2018 for operating lease obligations and capital lease obligations having initial or remaining non-cancellable lease terms in excess of one year were as follows:

(Millions of dollars)	Operating	Capital
2019	$117	$10
2020	115	8
2021	109	8
2022	93	8
2023	82	8
2024 and thereafter	394	98
Total minimum lease payments	$910	$140
Less: imputed interest costs		45
Present value of net minimum lease payments		$95
There were no new capital leases entered into during periods ended 2018 and 2017 (except those acquired through business combination).
Supplemental cash flow disclosures for leases, including the adoption of ASC 842 were as follows:

(Millions of dollars)	2019
Net cash provided by operating activities included:
Cash paid for amounts included in the measurement of lease liabilities
Payments on operating leases(a)	$122
Interest payments under finance lease obligations(a)	6
Net cash provided by financing activities included:
Principal payments under finance lease obligations(a)	7
Non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease obligations(a)	28
Right of use assets obtained in exchange for new finance lease obligations(a)	16

(a) Disclosure added in 2019 following the adoption of ASC 842
NOTE 19. SUBSEQUENT EVENTS
The Company has evaluated subsequent events after the balance sheet date of December 31, 2019 through June 11, 2020, the date the combined financial statements were available to be issued. During this period, there were no subsequent events that required disclosure.
NOTE 20. SUBSEQUENT EVENTS (UNAUDITED)
In connection with the reissuance of the combined financial statements, the Company has evaluated subsequent events through January 25, 2021, the date the combined financial statements were available to be issued. During this period, the following subsequent events occurred:
•On August 2, 2020, MPC entered into an agreement to sell Speedway to 7-Eleven, Inc. for $21 billion in cash, subject to certain adjustments based on the levels of cash, debt (as defined in the agreement) and working capital at closing and certain other items. This transaction is targeted to be completed by the first quarter of 2021, subject to market, regulatory and certain other customary conditions.
•During the fourth quarter of 2020, Pilot Travel Centers LLC exercised an option to purchase our 29 percent interest in PFJ Southeast LLC, subject to customary closing conditions and regulatory approvals. We expect the purchase to close in 2021 and to account for our equity method investment in PFJ Southeast LLC as an asset held for sale beginning in the fourth quarter of 2020.